                                                                   EXHIBIT 10.27

                              OFFENTLICHE URKUNDE
                               -----------------


                                 NOTARIAL DEED
                                 -------------

Before me, Dr. Thomas Gelzer, notary public in the Canton of Basle-City (Switzerland), the following persons have appeared today:

Mr Dr. Thomas O.J. Burkert, Attorney-at-law, born 25th March 1958, German
- --------------------------
citizen, domiciled at Reutlinger Strasse 87, D-71732 Tamm, business address Jahnstrasse 43, D-70597 Stuttgart, identified by his Passport No. 6170100991

and

Mr John Joseh Stinson, Attorney-at-law, born 14th January 1956, American
- -----------------------
citizen, domiciled at Duisburger Strasse 5B, D-70376 Stuttgart, business address Mittlerer Pfad 15, D-70597 Stuttgart identified by his American Passport No. Z 5965149

Mr Dr. Thomas O.J. Burkert is not acting in his own name but according to the power of attorney dated 6th May 1996, which is attached to this notarial deed as annex A, on behalf of

a)  Mr Wemer A. Arnold, Dipl.-Ingenieur
    ------------------
    Wildensorger Hauptstrasse 8, D-96049 Bamberg

b)  Mrs Petra Albrecht-Arnold
    -------------------------
    Wildensorger Hauptstrasse 8, D-96049 Bamberg

c)  Mr Willy Paul Albrecht
    ----------------------
    Stauffenbergstrasse 43, D-96052 Bamberg

Mr. John Joseph Stinson is not acting in his own name but according to the Secretary's Certificate and power of attorney, both dated 8th May 1996, which are attached to this notarial deed as annex B, on behalf of

Mr Frank M. Ward, engineer,
27 Elm Street, Canton (MA), U.S.A.

The persons appearing requested the notarisation of the following notarial deed:

1.    Mr Werner A. Arnold, is herein acting on his own behalf and as

            a   limited   partner    in   BSC    Arnold    GmbH      u.    Co.
            Softwareentwicklung und -beratung, and

   (ii) as the duly authorized managing director with power of sole representation of ALBA Light Design GmbH, ALBA Speziallampen Gesellschaft mit beschrankter Haftung, and Arnold GmbH;

2. Mr. Willy Paul AIbrecht, is herein

   acting on his own behalf and as a limited partner in W. Albrecht GmbH u. Co
   KG;

3. Mrs.Petra Albrecht-Arnold, is herein

   acting on her own behalf and as a limited partner in W. Albrecht GmbH u. Co KG and as a partner in W. Albrecht Grundstucksgesellschaft GmbH & Co GbR and as a shareholder in Arnold GmbH, and as a shareholder in Alba Speziallampen GmbH;

4. Mr. Frank M. Ward, Engineer, address 27 Elm Street, Canton, MA, U.S.A.

   not acting on his own behalf but

   (i) as a duly authorized member of the board of directors of ALBA Speziallampen Holding GmbH i.G. with power of sole representation; and

   (ii) as the duly authorized President with sole power of representation of Chicago Miniature Lamp, Inc. (hereinafter "CML"), a corporation validly existing under the laws of Massachusetts, with its seat in Canton, Massachusetts.

           Agreement on the Sale and Transfer of Shares and Interests
                           in the ALBA/Albrecht Group

                             1. General Provisions

Whereas

(1) W. Albrecht GmbH u. Co KG, with its statutory seat in Bamberg, is a partnership under German law, with a fully-paid partnership capital of DM2,400,000.00, registered in the Commercial Registry of the Bamberg Municipal Court under the number HRA 8480, the partners of which are

    - ALBA Speziallampen Gesellschaft mit beschrankter Haftung as general partner with a capital interest of DM 2,400.00,

    - Willy Paul Albrecht as a limited partner with a capital interest of DM 1,173,600.00,

    -  Petra Albrecht-Arnold

       as a limited partner with a capital interest of DM 1,224,000.00;

 and whereas

 (2) Alba Speziallampen Gesellschaft mit beschrankter Haftung, with its statutory seat in Bamberg, is a limited liability company under German law, with a fully paid share capital of DM 60,000.00, registered in the Commercial Registry of the Bamberg Municipal Court under the number HRB" 865, the only shareholder of which is

    -  Petra Albrecht-Arnold with shares in an aggregate amount of DM 60,000.00;

and whereas

(3) Alba Light Design GmbH, with its statutory seat in Bamberg, is a limited liability company under German law, with a fully paid share capital of DM 50,000.00, registered in the Commercial Registry of the Bamberg Municipal Court under the number HRB 2812, the only shareholder of which is

    - W. Albrecht GmbH u. Co KG with shares in an aggregate amount of DM 50,000.00;

and whereas

(4) A & S Electric, spol.s.r.o. (GmbH) (CZ), with its statutory seat in Hranice (RoBbach), is a limited liability company (spolecnost s rucenim omezenym) under Czech law, with a fully paid share capital of Kc 100,000.00, registered in the Commercial Registry at Plzen (Pilsen) under the identification number 45 35 83 54, the shareholders of which are

    -  Ladislav Sejrek with a share capital of Kc 40,000.00; and

    -  W. Albrecht GmbH u. Co KG with a share capital of Kc 60,000.00.

    A & S Electric spol.s.r.o. (GmbH) (CZ) is the owner of certain real estate, which real estate is unencumbered;

and whereas

(5) W. Albrecht Grundstucksgesellschaft GmbH u. Co GbR, with its statutory seat in Bamberg, is a partnership under German law, with a fully-paid partnership capital of DM 1,800,000.00, the partners of which are

    - ALBA Speziallampen GmbH as general partner with a capital interest of DM 1,800.00; and

    - Petra Albrecht-Amold as a limited partner w hose liability is limited to her partnership assets, with a capital interest of DM 1,798,200.00.

   The GbR is the owner of real estate as contained in Volume 568 Page 23357 of the Real Property Registry at the Municipal Court of Bamberg:

   a)  entry 6:

         lot #  5983/6  Kirschackerstr. 9
                        Wohn- und Fabrikgebaude, Hofraum        50 ar 70 qm,

         b) entry  8:
         lot #  5973    Am Furstenwiesenweg
                        Fabrikgelande                      I ha 14 ar 62 qm,

   a)  entry # 9:

        lot # 6042/2    Bei der KirschackerstraBe
                        Hof- und Gebaudeflachen                  9 ar 40 qm,

   encumbered by three  mortgages in the aggregate amount of DM 5,000,000.00;

and whereas

(6) BSC Arnold GmbH & Co Softwareentwicklung und -beratung, with its statutory seat in Bamberg, is a partnership under German law, with a fully-paid partnership capital of DM 30,000.00, registered in the Commercial Registry of the Bamberg Municipal Court under the number HRA 9385, the partners of which are

    -  Arnold GmbH as general partner with no capital interest; and

    -  Wemer Arnold as a limited partner with a capital interest of DM
       30,000.00;

 and whereas

(7) Arnold GmbH, with its statutory seat in Bamberg, is a limited liability company under German law, with a share capital of DM50,000.00, DM 25,250.00 thereof being paid in, and the remaining part of DM 24,750.00 still open, registered in the Commercial Registry of the Bamberg Municipal Court under the number HRB 1266, the shareholders of which are

    -  Wemer Arnold with a share capital of DM 49,500.00; and

    -  Petra Albrecht-Arnold with a share capital of DM 500.00;

and whereas

(8) the aforementioned corporations and partnerships are hereinafter collectively referred to as the "Acquired Entities";

and whereas

(9) Alba Speziallampen Holding GmbH i.G., hereinafter referred to alternatively as "GmbH" or "Buyer," with its statutory seat in Bamberg, is a limited liability, company in formation under German law, with a fully-paid share capital of DM 50,000.00, not yet registered, the shareholders of which are

    -  Chicago Miniature Lamp, Inc., with a share capital of DM 49,500.00; and
    -  ALBA Speziallampen GmbH with a share capital of DM 500.00;

and whereas

(10) Willy Paul Albrecht, Petra Albrecht-Arnold, and Wemer Arnold, hereinafter collectively referred to as the Sellers, intend to sell all their shares and interests in the Acquired Entities, and Alba Speziallampen Holding GmbH i.G. intends to acquire all these shares and interests;

and whereas

(II) the Sellers have shareholders' and partners' loans in some of the Acquired Entities and certain partners' accounts with the Acquired Entities some of which have a positive balance and others have a negative balance which shall also be subject to the purchase contemplated in this Agreement;

and whereas

(12) Wemer Arnold intends to offer his services to Alba Speziallampen Holding GmbH i.G. for at least 3 years;

and whereas

(13) Willy Paul Albrecht is the owner of the patents, patents pending and trademarks listed in the Schedule to roman numeral I para. (13), and he intends to contribute and transfer these patents, patents pending and trademarks to W. Albrecht GmbH u. Co KG for no specific consideration. Willy Paul Albrecht holds no ownership or other interest in any other patents, patents pending, trademarks or other intellectual property which is related to the businesses of the Aquired Entities.

     and whereas

(14) Petra Albrecht-Arnold holds no ownership or other interest in any patents, patents pending, trademarks or other intellectual property which is related to the businesses of the Aquired Entities.

and whereas

(15) Wemer Arnold holds no ownership or other interest in any patents, patents pending, trademarks or other intellectual property which is related to the businesses of the Aquired Entities.

and whereas

(16) Alba Speziallampen GmbH intends to sell and transfer its interest in W. Albrecht Grundstucksgesellschaft GmbH u. Co GbR to CML;


now, therefore, this being said, the parties enter into the covenants and mutual agreements as indicated below:

          II. AGREEMENT ON SALE AND TRANSFER OF SHARES AND INTERESTS



                                   Section I

                          Sale, TRANSFER, and Consent

(1) The Sellers sell their shares and interests as describ6d under roman numeral I., above, with all related rights attaching and all of their shareholders' and partners' loans, as well as all of their accounts (including the one with the negative balance), to the Buyer. The shareholders' and partners' loans and the partners' accounts sold under this paragraph (1) are sold on a consolidated basis, wherein the Sellers warrant and represent that a positive balance will exist upon sale to the Buyer.

(2) Alba Speziallampen GmbH hereby sells and transfers its interest in W. Albrecht Grundstucksgesellschaft GmbH u. Co GbR to CML, which accepts such sale and transfer.

(3) Petra Albrecht-Arnold and Werner Arnold hereby transfer their shares, loans and accounts in Arnold GmbH to Buyer, who accepts such transfer.

(4) Willy Paul Albrecht and Petra Albrecht-Arnold hereby transfer their interests in W. Albrecht GmbH u. Co KG and all of their partners' loans and accounts with W. Albrecht GmbH u. Co. KG to Buyer by way of special succession (Sonderrechtsnachfolge), who accepts such transfer. Internally, such transfer shall become effective as of the Takeover Date, externally, the transfer shall become effective only upon entry of the Buyer as a limited partner by way of special succession (im Wege der Sonderrechtsnachfolge) in the Commercial Register. Sellers shall fully cooperate with Buyer in any filing with the Commercial Register to be effected only after Closing.

(5) Petra Albrecht-Arnold hereby transfers her interest in W. Albrecht Grundstucksgesellschaft GmbH & Co GbR and all of her partners' loans and accounts with W. Albrecht Grundstucksgesellschaft GmbH & Co. GbR to the Buyer, who accepts such transfer.

(6) Petra Albrecht-Arnold hereby transfers her share, loans and accounts in Alba Speziallampen Gesellschaft mit beschrankter Haftung to Buyer, who accepts the transfer.

(7) Wemer Arnold hereby transfers his interest in BSC Arnold GmbH u. Co Softwareentwicklung und -beratung and all of his partners' loans and accounts with BSC Arnold GmbH u. Co. Softwareentwicklung und -beratung to Buyer by way of special succession (Sonderrechtsnachfolge), who accepts the transfer. Internally, such transfer shall become effective as of the Takeover Date, externally, the transfer shall become effective only upon entry of the Buyer as a limited partner by way of special succession (im Wege der Sonderrechtsnachfolge) in the Commercial Register. Sellers shall fully cooperate with Buyer in any filing with the Commercial Register.

(8) Any consents to the transfer of shares and interests necessary under the pertinent Articles of Association have been given and are confirmed hereby.

(9) Willy Paul Albrecht hereby contributes and transfers the patents, patents pending and trademarks, together with any licences granted to the Aquired Entities indicated under roman numeral 1, para. (13) above to W. Albrecht GmbH u. Co KG, and W. Albrecht GmbH u. Co KG accepts such contribution and transfer.
    Willy Paul Albrecht shall deliver to the Buyer on the Closing Date proper forms of transfer and assignment, duly executed, for all the above mentioned rights. Willy Paul Albrecht further agrees to provide such other assigrunents, notices, and forms after the Closing as shall be necessary or appropriate to effectuate and record such transfers to Buyer.

(10) Buyer and Sellers agree that the shareholders'and partners' loans as well as any partners' accounts with the Acquired Entities are sold on a consolidated basis and that

     (i) all positive balances as of the Takeover Date due to Sellers shall be transferred to the benefit of Buyer and the Sellers shall not be entitled to claim any amounts under such positive accounts after the execution of this Agreement and

     (ii) save Section 1 para. (1) Sentence 2, all negative balances as of the Takeover Date due to any of the Acquired Entities shall be claimed by the Acquired Entities against the Buyer after the execution of this Agreement and the Acquired Entities and the Buyer hereby release the Sellers from any claims that might arise of, or in connection with, such negative balances, and the Sellers hereby accept this release.



                                   Section 2

                   PURCHASE PRICE, PAYMENT OF PURCHASE PRICE

(1) The overall purchase price for the shares and interests, shareholders' and partners' loans and partners' accounts and the intellectual property sold shall be DM 9,700,000.00 (nine million seven hundred thousand German Marks) payable in the following manner:

    a) 90 percent by the transfer of funds into a bank account, to be specified by the Sellers, at Closing;

    b) 10 percent by the transfer of funds into a bank account, to be specified by the Sellers, within 30 days after Closing (the "Post Closing Payment").

(2) The overall purchase price shall be allocated as follows:

a) an amount of DM 49,500.00 to Werner Arnold's share of par value DM 49,500.00 in Arnold GmbH,

b)  an amount of DM 500.00 to Petra Albrecht-Arnold's share of par value DM
    500.00 in Arnold GmbH,

c) an amount of DM 250,000.00 to Werner Arnold's interest of par value DM 30,000.00 in BSC Arnold GmbH u. Co Softwareentwicklung und -beratung,

d) an amount of DM 6,000,000.00 to Petra Albrecht-Arnold's interest of par value DM 1,798,200.-- in W. Albrecht Grundstucksgesellschaft GmbH & Co GbR,

e) an amount of DM 60,000.00 to Petra Albrecht-Arnold's share of par value DM 60,000.00 in Alba Speziallampen Gesellschaft mit beschranker Haftung,


f) an amount of DM 1,631,600.00 to Petra Albrecht-Arnold's interest of par value DM 1,224,000.-- in W. Albrecht GmbH u. Co KG,

g) an amount of DM 1,708,400.00 to Willy Paul Albrechfs interest of par value DM 1,736,000.-- in W. Albrecht GmbH u. Co KG.

No additional consideration shall be allocated to shareholders' and partners' loans and partners' accounts and intellectual property rights.

As an additional part of the purchase price Buyer agrees and commits that it will bear and pay the attorneys' fees up to DM 300,000.00 plus V.A.T. of Sellers' attorneys Hennerkes, Jeschke, Kirchdorfer & Partner, Stuttgart, Germany. Immediately after Closing, the attorneys will send a bill of their fees showing the net amount, the V.A.T. attributable into the net amount, and the gross amount to the Buyer, and the Buyer will promptly pay the gross amount to the attorneys as shown in their bill. After full payment of the billed amount the Buyer shall have fully performed, and be released from, its duty to pay under this paragraph.

(3) Should the consolidated equity of the Acquired Entities as determined in the Takeover Balance Sheets according to Section 4 of this agreement fall short of the consolidated equity of these entities as determined in the 1995 Balance Sheets the shortfall, to the extent that it exceeds DM 2,000,000.00 shall be deducted from the purchase price.

(4) The purchase price for the interest of Alba Speziallampen GmbH in W. Albrecht Grundstucksgesellschaft GmbH u. Co GbR sold to CML shall be DM 9,000.00 and such amount shall be transferred to a bank account specified by Alba Speziallampen GmbH.



                                   Section 3

                     TAKEOVER DATE, EXECUTION DATE, CLOSING

(1) The Takeover Date shall be May 1, 1996. Economic ownership in the shares and interests shall change as of the Takeover Date. Dividends distributed after Takeover Date by the acquired corporate entities shall inure to the benefit of Buyer. Profits of the Acquired Entities made betwen December 31, 1995 and the Takeover Date shall belong to the Buyer, and taxes attributable to these profits shall be borne by the Buyer. For the purposes of this paragraph, the profits will be calculated by Schitag Ernst & Young on the basis of the 1995 Balance Sheets and the Takeover Balance Sheets, and an agreed tax rate of 50% shall be applied irrespective of the ultimate tax liability of the Sellers.

(2) Execution Date shall be the date of the notarization of this Agreement.

(3) Closing shall be within 15 days of the execution of this Agreement, or sooner, if the parties agree, but in no event before the execution of a service agreement between Werner Arnold and the Buyer. Closing shall be contingent on the simultaneous closing on the acquisition of all shares of Alba Lamps, Inc. and Alba Technology (M) Sdn. Bhd., Malaysia ("Related Agreements").

(4) Once this Agreement and the Related Agreements have been closed on, the parties shall give each other written confirm to this effect.



                                   Section 4

                            Takeover Balance Sheets

(1) The parties charge Schitag Ernst & Young (and/or affiliated auditing firms, collectively referred to as "Schitag Ernst & Young"), to present the parties on or before May 31, 1996, with the audited consolidated Balance Sheets and inventory counts of the Acquired Entities upon December 31, 1995, ("1995 Balance Sheets") and upon Takeover Date ("Takeover Balance Sheets"). The costs for the preparation and the confirmation of the 1995 Balance Sheets and the Takeover Balance Sheets are to be borne by the Buyer.

(2) The 1995 Balance Sheets and the Takeover Balance Sheets are to be presented and confirmed on the basis of GAAP applicable in the country of the audited Acquired Entity, under the preservation of balance continuity, on a consolidated basis, on a "going concern" basis and without a view to the transaction contemplated by this Agreement.

(3) Before finalizing the preparation and confirmation of the 1995 Balance Sheets and the Takeover Balance Sheets Schitag Ernst & Young will present drafts to the Buyer and the Sellers and explain how they have found their results and particularly how they have exercised any discretion available under the applicable GAAP. The Sellers may raise reasonable objections to the drafts, and Sellers and Buyer shall agree on such objections.

(4) If the Sellers and the Buyer cannot agree on Sellers' objections according to para. 3 above, Schitag Ernst & Young shall finalize their balance sheets and Sellers shall appoint another auditing firm to present the Sellers' version of the same balance sheets under the same rules as outlined hereabove in this Section 4 and at their own cost. If the two auditors cannot agree on the outcome of these examinations, the dispute shall finally be settled by an Arbitrator who must be an auditor certified under the laws of Germany (the "Arbitrator") and shall be appointed by both parties. In case that the parties cannot agree on the Arbitrator, the Chamber of Commerce of Bamberg shall appoint the Arbitrator. The Arbitrator shall also determine who of the parties shall bear the fees and costs of the arbitration (including the reasonable attorneys' fees) taking into account who of the parties has won or lost, or partially won or lost, the arbitration.

(5) For purposes of determining the shortfall of consolidated equity to be paid by the Sellers according to Section 2 para. (3) of this Agreement, the parties agree that Buyer shall be entitled to any amount he would be entitled to under Section 2 para. (3) of this Agreement if the balance sheets of the Sellers' auditor were to be applied. The parties further agree that after Schitag Ernst & Young and the Sellers' auditor have agreed on a matter or after the Arbitrator has ruled on the dispute, according to
    Section 4 para. (4) of this Agreement the Buyer shall be entitled to the amount he is entitled to under Section 2 para. (3) of this Agreement after taking into account the agreement of the auditors or the ruling of the Arbitrator. If the amount is more than already paid by the Sellers to the Buyer according to this paragraph, the Sellers shall pay the balance due to the Buyer. If the amount is less than already paid by the Sellers to the Buyer according to this paragraph, the Buyer shall pay the balance due to the Sellers.

                                   Section 5

                 WARRANTIES AND REPRESENTATIONS (ZUSICHERUNGEN)

(1) The Sellers warrant and represent, that upon the Execution Date of this Agreement and at the Closing, the assertions made under roman numeral 1. of this Agreement are correct, the shares and interests are fully-paid unless otherwise indicated in roman numeral 1. of this Agreement, non-assessable, not encumbered with third parties' rights or options, at the Sellers' free disposal, and that no repayments on such shares and interests have been made.

(2) The Sellers warrant and represent, that upon the Execution Date of this Agreement and at Closing

     a) the balance sheets and profit & loss statements of the Acquired Entities for the fiscal years 1994 and 1995 (hereinafter "Financial Statements") have been determined under principles of the pertinent national GAAP (German GAAP for all Acquired Entities except for A & S Electric, spol.s.r.o. (GmbH), whose financial statements have been determined under principles of Czech GAAP), and that such financial statements are a reflection of the actual relations in the asset and financial situation of the Acquired Entities;

     b) the fixed and current assets shown in the Financial Statements were/are the property of the Acquired Entities, were/are not encumbered with the rights of third parties (except for customary retained rights (,,Eigentumsvorbe-halte") given in the normal course of business) and included all economic goods that were necessary for the operation of the Acquired Entities;

     c) the fixed assets are in a proper and workable condition and the necessary replacements and repair have been carried out;

     d) the Financial Statements show all pension and fringe benefit obligations and all liabilities in accordance with the pertinent national GAAP;

     e) the Financial Statements include sufficient provision for all tax liabilities accruing to the Acquired Entities for the periods through December 31, 1995;

     f) that the Schedule to roman numeral I. para. (13) and the representations made in roman numeral I. pares. (1 3), (14) and (1 5) are correct;

     g) the execution and implementation of this Agreement does not entail the revocability of government grants, subsidies or loans.

3) The Sellers further warrant and represent that in the time period from December 31, 1995 through the Closing:

    a) the Acquired Entities have conducted business in a reasonable and ordinary course, and will continue to do so, and have engaged in no extraordinary transactions (in particular additional borrowings or liabilities of any kind), nor will they do so;

    b) the scope and content of the business activities of the Acquired Entities have not substantially varied from those of the preceding fiscal year, nor will they do so;

    c) the fixed and current assets of the Acquired Entities have been and/or will be maintained and supplemented under the principles of reasonable and ordinary business behavior, and the amount of the claims, which needs to be reserved (Forderungswertberichtigungen), has not risen and is not rising and new pension obligations have been or are being undertaken only in the usual scope;

    d) no extraordinary events have occurred or are threatened to occur which could deleteriously affect the current or future business activities or the economic outcome of the Acquired Entities, such as a price reduction of more than 10 percent;

    e) no repayments on shareholders' or partners' loans have been made except of the payment of the first installment in the amount of DM 30,000.00 on a loan given by Willy Paul Albrecht to A & S Electric, Spol.s.r.o.
        (GmbH) (CZ) and due on December 31, 1995.

(4) The Sellers finally warrant and represent (sichern zu), that upon the Closing, as far as not disclosed in the Schedule to Section 5 para. 4 and in this Agreement,

    a) the Acquired Entities are not bound to agreements with the Sellers or any persons or entities related to the Sellers;

    b) the Acquired Entities are not bound by contracts with managing directors, employees, counsel or other persons which contemplate a yearly remuneration of more than DM 100,000.00 gross except of fringe benefits and car use, or any turnover or profit participation;

    c) the Acquired Entities are not bound on any lease agreements, rental agreements or other agreements which have a term of more than one year or would lead respectively to a yearly expense of more than DM 100,000.00 gross (except of inter-company agreements);

    d) the Acquired Entities are not bound as licensors or as licensees on agreements regarding intellectual property or other unprotected knowledge or inventions (know-how), and are, or will be at closing, the rightful owners of all patents, patents pending, trademarks and other intellectual property used in their business operations.

    e) the Acquired Entities are not bound by any sales agents or distribution contracts;

    f) the Acquired Entities are not bound by agreements which can be cancelled, changed or supplemented by third parties as a result of the sale of the shares and/or interests;

    g) the Acquired Entities are in possession of all government/administrative permits and allowances, that are necessary to the continuation of the operation of the businesses of the Acquired Entities; these permits and allowances have not been cancelled or rescinded and no situation is present which gives reason to believe that such rescission or cancellation of these would happen and the operation of the businesses of the Acquired Entities is being conducted in accordance with these permits and allowances; the Acquired Entities do not infringe, to the actual or constructive knowledge of the Seller, any third parties' rights under the law or under any agreement;

    h) the Acquired Entities are not engaged in any processes before a court or administrative agency nor in any arbitration proceedings with an amount in controversy of over DM 10,000.00; nor is any such process or proceeding threatened or impending;

    i) the Acquired Entities are not bound by any agreements which could reasonably be of interest for the Buyer as far as the businesses of the Acquired Entities are concerned;

    j) the Acquired Entities have fulfilled all their contractual and public obligations including tax filings and payments;

    k) all products manufactured or sold before the Takeover Date by the Acquired Entities are in accordance with the applicable technical regulations and with the latest product standards, and no facts, circumstances, or conditions exist which are reasonably probable to give rise to product recall and the Acquired Entities are not anticipating such product recalls within the next three years;

    l) the Acquired Entities' insurance coverage extends to damages relating to products sold on or before the Closing Date, if such damages are raised within three years after Closing;

    m) there are no silent partnership agreements between the Acquired Entities and the Sellers or third parties and that the thus existing silent partnerships have been converted to equity at no cost for the respective Acquired Entities;

    n) all members of Supervisory Boards of the Acquired Entities shall have resigned, evidenced by resigning letters, unless requested otherwise within ten days after the execution of this Agreement;

    o) the quantities contained in the inventory counts of the Acquired Entities as of the Takeover Date are correct;

    p) the employees currently with the Acquired Entities, the periods of the contracts concluded with such employees and their major remuneration entitlements and pension rights are correctly reflected in Schedule to Sectioti 5 para. (4) and no claims under the Law on Employee Inventions (Arbeitnehmererfindergesetz) have been raised.

    q) the Acquired Entities own neither land nor buildings other than that described under roman numeral I. paras. (4) and (5) and that such land and buildings are not environmentally contaminated, and that the assessed value (Einheitswert) according to the most recent Taxation Notice of Assessment (Einheitswertbescheid) of January 1, 1987, (Wertfortschreibung auf 1.1.87), and unchanged since then is DM 1,426,800.00 in the aggregate.

    r)  the indebtedness secured by the mortgages described under roman numeral
        I. para. 5 (in the aggregate amount of DM 5,000,000.00) are included in the bank indebtedness of approximately DM 7,587,000.00 reflected on the December 31, 1995 financial statements.

                                   SECTION 6
                                   LIABILITY


(1) Should one of the warranties and/or representations made in Section 5 of this Agreement remain fully or partially unfulfilled, the Buyer can reduce the purchase price in the amount of the value of the breach, as long as the Buyer has demanded in written form from the Sellers, that within ten calendar days of receipt of the demand the Sellers put the Buyer in such a position as if the warranty were completely fulfilled and this deadline, for whatever reason, expires having borne no fruit. Should the purchase price be reduced as set forth above, the Post Closing Payment shall be reduced by the amount of such reduction in the purchase price, and should such reduction exceed the unpaid amount of the Post Closing Payment or should the Post Closing Payment have been previously made, then the Sellers shall remain liable to the Buyer for the amounts not satisfied and the Sellers shall make prompt payment of said amounts.

(2) Should any of the warranties and/or representations in Section 5 paras 2 through 4 of this Agreement remain partially or fully unfulfilled, the Buyer can renounce its right to a reduction of the purchase price and instead demand that the Acquired Entities be put in such a position as it would be if the warranty had been fulfilled.

(3) The claims of the Buyer under paras. 1 and 2 of this Section can only be raised if they exceed a value of DM 100,000.00 in the aggregate.

                                   SECTION 7

                               DEFENSE OF CLAIMS

(1) The Buyer is obligated to immediately notify the Sellers, if a third party makes or threatens to make any claim that could lead to the liability of the Sellers under Section 6 of this Agreement. The Buyer must give the Sellers access to all relevant documentation and all relevant information and must allow the Sellers to view the books and written documents of the Acquired Entities insofar as this is necessary to make a judgement on the righteousness of any claim that has been made or threatened.

(2) The parties will inform one another regarding the defense of claims under para. 1. The Sellers must be given the reasonable opportunity to participate in the defense of these claims. The Buyer must permit the Sellers to defend the claims in their own names and at their own cost, if the Buyer, regardless of reason, is not prepared to take up the defense of claims himself, and the defense of claims does not conflict with the Buyer's commercial interests.

(3) Should the Buyer not notify the Seller as provided for in paras. (1) and (2) of this Section, the Sellers shall be released from their liability under
    Section 6 of this Agreement with respect to such claims, unless the Buyer can prove that his omission was immaterial for the defense of such claims.



                                   SECTION 8

                               LIMITATION PERIODS

(1) The claims of the Buyer which are based on one of the warranties and/or representations made in Section 5 of this Agreement expire (erloschen), unless otherwise specified in para. 2 of this Section, six months from the point in time, at which the Buyer has come into the knowledge of the unfulfillment of a warranty or representation, and at the latest June 30, 1997.

(2) The claims of the Buyer which are based on the unfulfillment of a warranty or representation in Section 5 para. 1 of this Agreement or on other grounds not covered by this Section 8 and referred to in Section 9 of this Agreement expire five years after the Closing.

(3) The expiration of claims shall be prevented by a first written notification of claim (setting forth in reasonable detail the facts and circumstances of the cause of the claim) made to the Sellers. In this case, claims lapse (verjdhren) one year after the written notice of claim.



                                   SECTION 9

                            LIMITATION OF LIABILITY

The Buyer can, insofar as not otherwise explicitly provided for in this Agreement, bring no claim against the Sellers, regardless of reason, for the breach of contractual or pre-contractual obligations or obligations under law unless the Sellers, the Sellers' management or employees breached any such obligation intentionally or the Sellers or the Sellers' management breached any such obligation with gross negligence.

In any event, the liability of the Sellers under this Agreement, especially Sections 6 and 9, shall be limited to the purchase price.

                                   SECTION 10

                             NON-COMPETE AGREEMENT

(1) The Sellers are obligated not to compete with the Acquired Entities, directly or indirectly, on any substantive or geographical market in Europe, on which the Acquired Entities are doing business upon the execution of this Agreement, for a period of five years after the disassociation of Werner Arnold with the Buyer, the Acquired Entities, or CML. This obligation not to compete does not, however, prevent the Sellers from acquiring and/or holding passive minority investments in publicly traded shares (including those of the Buyer and/or CML).

(2) The Sellers warrant, that at the time of Closing, they have no other businesses or participations in other corporations or partnerships (except for participations in Alba Lamps, Inc. and Alba Technology (M) Sdn. Bhd., Malaysia, which shall be sold to the Buyer in a separate deed), other than those contemplated by this Agreement, shares in CML or the Buyer, and a 60% share in Witte GmbH, Katzhutte (Thuringen), which is a manufacturer of metal bases for lamps and does other assembly work.

(3) The Sellers will pay liquidated damages in the amount of DM 1,000,000.00 for every breach of the non-compete agreement. By continuing breach of the noncompete agreement, every successive calendar month shall be deemed a separate violation. The proof of an actual damage greater than the liquidated damages shall not be barred.

(4) Any claims arising out of or in connection with any violation of the Sellers' duties and obligations under this Section 10 shall be fmally barred if the Buyer does not notify the Seller of any such claim within a period of three months of the time that the Buyer first learns of such a violation of this non-compete agreement.

                                   SECTION 11

                    NAME OF THE ACQUIRED ENTITIES AND BUYER


        The Acquired Entities and Buyer have the right to use any reference to the names Albrecht, Arnold, and Alba, in their corporate or partnership names and logos at their full discretion, provided, however, that such use shall not violate public policy.


                                   SECTION 12
             CONFIDENTIALITY, PRESS RELEASES, INFORMATIONAL RIGHTS


(1) The parties are obligated to keep the substance of this Agreement, especially the purchase price, strictly confidential and inaccessible to third parties, other than their respective advisors (lawyers, tax advisors, auditors) and unless required by law or necessary under the applicable tax laws.

(2) The parties shall agree on the full scope of any declarations which they intend to make public regarding the execution of this Agreement.

(3) The Sellers shall assure that the Acquired Entities, upon execution of this Agreement, will give the Buyer and the Buyer's employees access (together with representatives of Sellers if requested so by Sellers) to the Acquired Entities' property, access to books and documents of the Acquired Entities as well as access to Acquired Entities workers, during normal working hours, in order that the Buyer may inform itself of the Acquired Entities' legal, technical and financial/economic factors. The Sellers shall also assure that the Acquired Entities continually inform the Buyer of all essential business matters of the Acquired Entities.

                                   SECTION 13

                          ACCESS TO BUSINESS DOCUMENTS

The Buyer shall assure that the Sellers and the Sellers' counsel obligated to professional confidentiality will be given on demand within a reasonable scope and reasonable time the opportunity to examine the books and records of the Acquired Entities relating to the time period up through the Closing, and that the Buyer will prepare the necessary copies of these records insofar as such is necessary to enable the Sellers the ordinary, timely fulfillment of the Sellers' tax or other legal/administrative obligations.



                                   SECTION 14

                        EFFECTIVENESS OF THIS AGREEMENT

This Agreement - with the exception of the provisions of roman numeral II
Section 1 para. (9), Section 4, and Section 12 - which become effective immediately - becomes effective at Closing, if the Closing conditions are fulfilled.



                                   SECTION 15

                    NOTARIAL AND OTHER STATUTORY FEES, COSTS

The notarial and other statutory fees which are or become applicable as a result of the execution and implementation of this Agreement shall be borne by the Buyer. Each party shall bear the costs of its own counsel, except as provided for under Section 2 para. (2).

                                   SECTION 16

                       FEDERAL CARTEL OFFICE ANNOUNCEMENT

The parties agree that the prospective acquisition is not subject to examination by the Bundeskartellamt due under Sections 23 et seq Anti-Trust Code (Gesetz gegen Wettbewerbsbeschrankungen).



                                   SECTION 17

                NOTICES, KNOWLEDGE, JOINT AND SEVERAL LIABILITY

(1) Notices required to be given to or by the Sellers or any one of the Sellers shall be effective when made to or by Werner Arnold, Wildensorgerstr. 8, 96049 Bamberg, Germany.

(2) Notices required to be given to or by the Buyer shall be effective when made to or by the President of Chicago Miniature Lamp, Inc., 500 Chapman Street, Canton, MA 02021, USA.

(3) Constructive knowledge shall be defined as that knowledge that a reasonable person would be deemed to have under similar circumstances.

(4) Actual or constructive knowledge of any relevant circumstance of any one Seller shall be attributed to any and all other Sellers.

(5) Actual or constuctive knowledge of Werner Arnold shall not be attributable to the Buyer on the ground of his being managing director of Buyer.

(6) Sellers shall be jointly and severally liable for all obligations deriving from this Agreement, except that Werner Arnold shall not be liable for any obligation incumbent upon Willy Paul Albrecht and/or Petra Albrecht-Amold, and Willy

Paul Albrecht and/or Petra Albrecht-Arnold shall not be liable for any obligation incumbent on Werner Arnold.


                                   SECTION 18

                                TAXES, TAX AUDIT

(1) The Acquired Entities have filed all tax returns in a due and proper manner. All taxes due up to the Takeover Date and other commercial duties ("sonstige betriebliche Abgaben") including tax payments in advance and social security payments have been duly and properly paid or provisions therefor have been made in the respective Takeover Balance Sheets.

(2) In the event that additional payments are required in respect of the period up until the Takeover Date as the result of a tax audit, the Sellers shall indemnify the Acquired Entities in respect of any sum paid by the Acquired Entities in respect of such additional payments together with all costs, claims, loss and damage arising therefrom.

(3) In the event that the tax authorities attribute to the Sellers or the Acquired Entities, regardless of the actual or legal reasons therefor, any hidden dividends or do not recognize expenses in respect of transactions up until the Takeover Date, the Sellers shall indemnify the Acquired Entities in respect of any sum paid by the Acquired Entities in respect of such additional payments together with all costs, claim, loss and damage arising therefrom.

(4) The Sellers shall be entitled to take part in any external tax audit ("steuerliche AuBenprufung") which relates to the periods before the Takeover Date. In case of a dispute with the tax authorities on matters that might lead to tax claims against the Sellers or claims by the Buyer against the Sellers under this Section 18 of this Agreement, the Sellers may, at their discretion, risk, and cost, oppose to such matters and file the appropriate appeals with the competent tax authorities and/or tax courts unless the Buyer opposes to such matters and/or files the appropriate appeals with the competent tax authorities and/or tax courts. In the case that the Buyer makes an opposition or filing as mentioned above, the Sellers have to be informed by the Buyer on the current status of the proceedings and are entitled to participate as far as legally possible in such proceedings and/or make proposals as to the facts, arguments, and objections that might be raised as a defense against tax claims. Should the Buyer not accept the Sellers' proposals the Buyer shall save harmless the Sellers for any loss, damage, or claims they suffer as a result of the final settlement, order or judgment in such proceedings unless the Buyer can prove that Sellers' proposal would not have avoided such loss, damage or claims. Should the Buyer accept the Sellers' proposals the Sellers shall save harmless the Buyer for any loss, damage, or claims it suffers as a result of the final settlement, order or judgment in such proceedings.

(5) Personal income taxes of the Sellers shall be borne by the individual Seller or Sellers.

(6) External tax audits shall leave the 1995 Balance Sheets and the Takeover Balance Sheets under this Agreement unaffected.



                                   SECTION 19

                               SURETYSHIP OF CML

CML shall serve as a surety on first demand for the purchase-price obligations of the Buyer under this Agreement. In case that the Sellers have and/or will incur any liability as shareholder and/or managing director and/or person acting (including refraining from acting) on behalf or in the interest of the Buyer for any activities of, and/or attributable to, the Buyer, particularly arising out of or in connection with the establishment of the Buyer (the "Liability"), CML shall release the Sellers from any such Liability and save the Sellers harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost (including reasonable attorneys' fees), liability and expense which may be made or brought against the Sellers or which the Sellers may suffer or incur as a result of, in respect of or arising out of such Liability.



                                   SCETION 20

                  PARTIAL INVALIDITY, FORM OF WRITINGS, VENUE,
                        APPLICABLE LAW, LETTER OF INTENT

(1) Should any provision of this Agreement become ineffective or unenforceable, the validity of this Agreement shall not otherwise be affected. The ineffective or unenforceable provision shall be substituted with an effective and enforceable provision, which approaches the economic result of the ineffective or unenforceable provision as far as possible.

(2) Changes and supplementations of this Agreement require notarized form.

(3) This Agreement shall, by the extent permitted by law, be subject to the exclusive jurisdiction (ausschlie,B1iche Gerichtsbarkeit) of the court for commercial matters (KAMMERFUR Handelssachen) of Bamberg.

(4) The law applicable to this Agreement is the law of the Federal Republic of Germany.

(5) The Letter of Intent between the parties of April 4, 1996, shall be deemed consummated by the execution of this Agreement.

The Notary has instructed the parties as to the legal implications of this document.

IN WITNESS THEREOF, this notarial deed as well as the annexes were read aloud to the persons appearing, approved by them and signed by each of them before me, the notary public, who also signed and fixed the official seal.

BASLE, this 15. (fifteenth) May 1996 (nineteen hundred and ninety-six)


[NOTARY SEAL APPEARS HERE]                      /s/
                                                /s/
                                                /s/


Allg.Prot.Nr.44/1996
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